UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2014 (July 29, 2014)

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Madison Street, Suite 701

Denver, CO 80206

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-329-3008

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BARFRESH FOOD GROUP INC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 29, 2014, the Board of Directors (“Board”) of Barfresh Food Group Inc., a Delaware corporation (the “Corporation”) appointed Joe Cugine to serve as a director, filling a newly created vacancy.

Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. He is also president and part-owner of Argo Tea, a retail and wholesale tea company based in Chicago with 35 stores, as well as president and owner of Restaurant Consulting Group LLC. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

For his services as director, Mr. Cugine shall receive $50,000 per year, payable quarterly and will participate in the Corporations incentive equity compensation plan. There are no arrangements or understandings between Mr. Cugine and any other persons pursuant to which he was appointed a director. There are no current or proposed transactions in which Mr. Cugine has a direct or indirect material interest in which the Corporation is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Corporation’s total assets at year end for the last two completed fiscal years.

Item 5.03 Amendment to Bylaws.

Effective July 29, 2014, the Board adopted the Amended and Restated Bylaws of Barfresh Food Group Inc. dated July 29, 2014 (“Amended Bylaws”). The Amended Bylaws amend and restate the Corporation’s original bylaws (“Original Bylaws”) in their entirety. As such, the following summary of changes does not purport to be complete and is qualified in its entirety to the text of the Amended Bylaws, attached hereto as Exhibit 3.1:

●	ARTICLE I. MEETINGS OF STOCKHOLDERS.

The following provisions were added or changed:

●	Special meetings of the stockholders for any purpose shall be held only when called by the Chief Executive Officer or a majority of the Board. Pursuant to the Original Bylaws, Stockholders holding ten percent (10%) of outstanding shares could direct the President to call special meetings of stockholders.

●	Notice for both annual and special meetings of stockholders shall be delivered not less than ten (10) nor more than sixty (60) days before the date set for the meeting.

●	A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of stockholders. Pursuant to the Original Bylaws, one-third of the shares was sufficient to constitute a quorum.

●	Sections 5, 6 and 7 were added detailing exclusive procedures for nominations of directors and submission of shareholder proposals, including a carve-out for any right of a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

●	ARTICLE II DIRECTORS.

The following provisions were added:

●	Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified.

●	Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board that are being eliminated by the decrease.

●	In the event the office of any director becomes vacant for any reason, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified was adopted.

●	The Board in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of stockholders holding a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders.

●	ARTICLE IV INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

●	This entire article addressing indemnification by the Corporation of officers, directors, agents and employees was revised and expanded and a savings clause was included.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Amended and Restated Bylaws of Barfresh Food Group Inc. dated July 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: August 4, 2014	By:	/s/ Arnold Tinter
	Name:	Arnold Tinter
	Its:	Chief Financial Officer